Exhibit 99.(l)

Venerable Holdings, Inc.

1475 Dunwoody Drive

West Chester, PA 19380

February 21, 2024

Venerable Variable Insurance Trust

1475 Dunwoody Drive, Suite 200

West Chester, PA 19380

Re:	Subscription for the Purchase of Shares of Beneficial Interest of Venerable Variable Insurance Trust

Ladies and Gentlemen:

Venerable Holdings, Inc. (hereinafter, “we”) hereby subscribes to purchase shares of beneficial interest (collectively, the “Shares”) of the following series of Venerable Variable Insurance Trust (the “Trust”) in the aggregate amount of $100,000 as the initial capital of the Trust, as follows:

Fund	Number of Shares	Price per Share	Aggregate Price
Venerable Large Cap Index Fund – Class V	10,000	$10	$100,000

We will purchase the Shares in a private offering prior to the effective date of the Form N-1A registration statement filed by the Trust under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended (the “1940 Act”). We will purchase the Shares for investment purposes and not with the intent of redeeming or reselling. We will purchase the Shares pursuant to Section 14 of the 1940 Act in order to provide the seed capital for the Trust prior to the commencement of the public offering of its Shares.

We consent to the filing of this letter as an exhibit to the Form N-1A registration statement of the Trust.

If you agree to these terms, please acknowledge your agreement and acceptance below.

***Signature Page Follows***

Sincerely,

Venerable Holdings, Inc.

/s/ Timothy W. Brown

Name: Timothy W. Brown

Title: EVP, Chief Legal Officer and Secretary

Agreed and accepted as February 21, 2024:

Venerable Variable Insurance Trust

/s/ Michal Levy

By: Michal Levy

Title: Chief Executive Officer and Initial Trustee